Exhibit 99.2

5 June 2014

KENNEDY WILSON EUROPE REAL ESTATE PLC

ACQUISITION OF THE PORTMARNOCK HOTEL AND LIFFEY TRUST BUILDING IN DUBLIN FOR APPROXIMATELY €44.6 MILLION

Kennedy Wilson Europe Real Estate plc, a London Stock Exchange listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe (LSE: KWE) (the “Company”), announces that it has entered into agreements to acquire two further properties in Dublin, the Portmarnock Hotel & Golf Links and the Liffey Trust Building. The acquisitions have been made for an aggregate consideration of approximately €44.6 million (£36.2 million), which will be paid out of the Company’s cash resources.

PORTMARNOCK HOTEL & GOLF LINKS - DUBLIN

In its first hotel acquisition, the Company has entered into an agreement to acquire the 138-room seafront hotel and Bernard Langer designed 18-hole golf links, together with certain operating assets, for a total consideration of €29.8 million (£24.2 million). The property and the operating business are being acquired pursuant to an asset and business purchase out of receivership from Mazars (acting as Statutory Receivers for the National Asset Management Agency). The golf course and hotel, which is currently profitable, is situated on a 170 acre seafront site in the suburban village of Portmarnock, 14km from Dublin city centre and 10km from Dublin airport. The acquisition is expected to complete in early July 2014.

Upon completion of the acquisition, the Company intends to add value through both further strategic investment and capital expenditure, as well as through the appointment of a proven operator to the currently unbranded hotel.

LIFFEY TRUST BUILDING - DUBLIN

The Company has entered into an agreement to acquire, an 81 unit multi-family scheme in the Liffey Trust Building in Dublin, from a subsidiary of the Irish Bank Resolution Corporation (“IBRC”) for a cash consideration of approximately €14.8 million (£12.0 million). The scheme which was completed in 2009 is located in the north docklands area of the city centre in close proximity to major employment nodes and is immediately adjacent to the LUAS (Dublin tram system), providing easy connectivity to other parts of the city. The acquisition is expected to complete later this month.

The asset is currently running at 95% occupancy and upon completion of the acquisition, the Company intends to enhance the tenant offering which should underpin rental growth over the next few years.

Mary Ricks, President and CEO of Kennedy Wilson Europe, commented on the acquisitions: “These acquisitions demonstrate our robust sourcing capabilities in Ireland bolstered by our strong relationship with financial institutions. The acquisition of this boutique and profitable hotel and golf course at an attractive price and a high quality income producing multi-family scheme are both very strong additions to our growing portfolio and are in-line with our stated investment strategy.”

-Ends-

For further information, please contact:

FTI Consulting – financial public relations

Richard Sunderland/Dido Laurimore:	+44 (0)203 727 1000

kennedywilson@fticonsulting.com

Where amounts in this announcement are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.8126, which was the rate on 4 June 2014.

About Kennedy Wilson Europe Real Estate plc

Kennedy Wilson Europe Real Estate plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company’s primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. For further information on Kennedy Wilson Europe Real Estate plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 24 offices in the U.S., U.K., Ireland, Spain and Japan. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.